EXHIBIT 1.2

GUARANTY

This Guaranty ("Guaranty") is made on September 12, 2023, by SALONA GLOBAL MEDICAL DEVICE CORPORATION, a British Columbia corporation ("Canadian Parent"),  INSPIRA FINANCIAL COMPANY, a Washington corporation ("Inspira"), MIO-TECH PARENT LLC, a Delaware limited liability company ("Mio-Tech Parent"), SIMBEX PARENT ACQUISITION I CORPORATION, a Delaware corporation ("Simbex Parent Acquisition"), SIMBEX ACQUISITION I CORPORATION, a Delaware corporation ("Simbex Acquisition") and DAMAR ACQUISITION COMPANY, a Delaware corporation ("DaMar Acquisition"; together with Canadian Parent, Inspira, Mio-Tech Parent, Simbex Parent Acquisition and Simbex Acquisition, and any other person who guarantees the obligations of Borrowers, each a "Guarantor" and collectively, the "Guarantors"), whose mailing address is 49 Natcon Dr, Shirley, NY 11967, in favor of Pathward, National Association ("Pathward") whose mailing address is 5480 Corporate Drive, Suite 350, Troy, Michigan 48098, to induce Pathward to make a loan and/or extend or continue credit to Biodex Medical Systems, Inc., a New York corporation (together with each other Person that joins the Credit Agreement (as defined below) as a Borrower, individually and collectively referred to as the "Borrower"), and because Guarantor, whose economic success is vitally linked to Borrower's success, has determined that executing and delivering this Guaranty is in Guarantor's interest and to Guarantor's financial benefit.

1. Guaranty.  Guarantor hereby absolutely, irrevocably and unconditionally guarantees to Pathward:  (a) the full, prompt and unconditional payment when due of all existing and future obligations of Borrower to Pathward ("Obligations"), including but not limited to all indebtedness of Borrower under the Credit and Security Agreement between Pathward and Borrower dated on or about the date hereof (as amended, restated or otherwise modified from time to time, the "Credit Agreement"), and all principal, interest and fees under any and all related notes, as they may be amended or restated and whether on demand, at maturity, pursuant to mandatory or optional prepayments, by acceleration or otherwise; and (b) the punctual and faithful performance and observation by Borrower of all duties, agreements, covenants, representations and obligations of Borrower contained in the Loan Documents (as defined in Section 3).

2. Absolute, Unconditional and Continuing Obligation.  This Guaranty is an absolute, continuing, unconditional, unlimited and irrevocable guaranty. Guarantor will not be relieved from any obligations under this Guaranty until this Guaranty is terminated in accordance with Section 13.  The obligations and liabilities of Guarantor will continue notwithstanding any defect in the genuineness, validity or enforceability of the Obligations or the Loan Documents, or any other circumstances which might otherwise constitute a legal or equitable discharge or defense of the liabilities of a surety or guarantor or which might otherwise limit recourse against Guarantor.  This is a guarantee of payment and not of collection.

3. The Loan Documents.  The Credit Agreement, all related notes, and all other related documents now existing or hereafter arising and executed in connection with the Credit Agreement, including all amendments and restatements thereto are collectively referred to as the "Loan Documents".  Any capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to them in the Loan Documents.

4. Continuation of Liability.  The liability and obligations of Guarantor will in no way be affected, impaired, diminished or released by  (a) any amendment, restatement, alteration, extension, renewal, waiver, indulgence, extension of time regarding performance or other modification of the Loan Documents or the Obligations contained therein; (b) any settlement or compromise in connection with the Obligations; (c) any subordination of payments under the Loan Documents to any other debt or claim; (d) any substitution, exchange, release or other disposition of all or any part of the Obligations or the collateral securing the Obligations; (e) any failure, delay, neglect, or omission to act by Pathward in connection with the Obligations; (f) any advances for the purpose of performing any covenant or agreement of Borrower, or curing any breach or violation of the Loan Documents; (g) the filing by or against Borrower of bankruptcy, insolvency, reorganization or other debtor's relief afforded Borrower pursuant to the present or future provisions of the Bankruptcy Code or any other state or federal statute or by the decision of any court; or (h) any other matter whether similar or dissimilar to the foregoing.

5. Unconditional Waiver of all Defenses.  Guarantor unconditionally, absolutely and irrevocably waives each and every defense, which under principles of guaranty or suretyship law would otherwise operate to impair or diminish the liability of Guarantor for the Obligations.  Without limiting the generality of the foregoing waiver, Guarantor agrees that none of the following acts, omissions or occurrences will diminish or impair the liability of Guarantor in any respect, and Guarantor waives:  (a) notice of acceptance of this Guaranty and of the creation of additional indebtedness; (b) presentment and demand for payment of any Obligations; (c) protest, notice of protest, and notice of dishonor or default to Guarantor or to any other party with respect to the Obligations; (d) all other notices to which Guarantor might otherwise be entitled; (e) any defense of Borrower; (f) any rights to extension, composition or otherwise under the Bankruptcy Code or any amendments thereof, or under any state or other federal statute; and (g) any right or claim or claim of right to cause a marshalling of Borrower's assets, and it is agreed that Pathward shall be under no duty to marshal the assets of Borrower for Guarantor's benefit or the benefit of any third party.  No notice to or demand on Guarantor shall be deemed to be a waiver of the obligation of Guarantor or of the right of Pathward to take further action without notice or demand as provided herein.  No modification or waiver of the provisions of this Guaranty will be effective unless in writing, nor shall any such waiver be applicable except in the specific instance for which it is given.

6. Immediate Recourse/Exercise of Rights by Pathward.  At any time when the Obligations, or any portion thereof, have not been paid when due (whether by acceleration or otherwise), Pathward can require that Guarantor pay Pathward the amounts owing on this Guaranty immediately.  Pathward is not required to collect first from Borrower, any collateral, any other guarantor, or any other person.  No delay or stay in any acceleration of the Obligations, as against Borrower, due to the application of any bankruptcy, insolvency or other law or proceeding will be effective under this Guaranty, and Guarantor agrees to immediately pay the amount of the Obligations that would be due and payable but for such delay or stay.  All rights, powers, and remedies of Pathward hereunder and under the Loan Documents are cumulative and not alternative and shall be in addition to all rights, powers, and remedies given to Pathward by law and by agreement.

7. Subordination/Subrogation.  In the event that Guarantor advances or becomes obligated to pay any sums to Borrower, or in the event that Borrower or any subsequent owner of any collateral pledged as security for  the Obligations is now or hereafter becomes indebted to Guarantor, the amount of such indebtedness will at all times be subordinate as to lien, time of payment and all other respects, to the amounts owing to Pathward by Borrower with regard to the subject property or any right to participate in any way therein or in the right, title or interest of Pathward in such property, all rights of subrogation and participation being hereby expressly subordinated as aforesaid.  Guarantor hereby absolutely, irrevocably and unconditionally waives all rights Guarantor may have, at law or in equity to seek or claim subrogation (including any right of subrogation hereafter arising against Borrower resulting from a right of contribution from any other guarantor), contribution, indemnification, or any other form of reimbursement from Borrower or from any other guarantor by virtue of any payment(s) made to Pathward under this Guaranty or otherwise, until the Obligations is irrevocably paid in full in cash.  Guarantor acknowledges and agrees with Pathward that if Pathward is at any time required to return or restore to Borrower or to any trustee in bankruptcy, any payment(s) made upon the Obligations, this Guaranty shall continue in full force and effect or shall be fully reinstated, as the case may be, and Guarantor's obligations to Pathward under this Guaranty shall be increased by the amount of any such payment(s), plus interest thereon from the date(s) the payments(s) were originally made.  Guarantor agrees to indemnify and hold Pathward harmless from and against any and all costs, fees and expenses including, without limitation, reasonable attorney fees, in connection with Pathward's defending any preference or fraudulent conveyance claim or action brought against Pathward in any bankruptcy proceeding concerning Borrower, Guarantor or any other guarantor.  Pathward has no duty to enforce or protect any rights which Guarantor may have against Borrower or any other person, and Guarantor assumes full responsibility for enforcing and protecting such rights.

8. Representations and Warranties.  Guarantor represents, warrants and covenants to Pathward that, as of the date of this Guaranty:  (a) the fair stable value of Guarantor's assets exceed its liabilities; (b) Guarantor is meeting its current liabilities as they mature, (c) it is duly organized, validly existing and in good standing under the laws of the state in which it is organized and qualified to do business in all states where it conducts business; (d) the execution and delivery of this Guaranty and the performance of the obligations under this Guaranty are within Guarantor's powers, have been duly authorized by all necessary action and do not contravene its articles of incorporation or bylaws; (e) Guarantor has completely read and understands the Loan Documents and agrees to all those portions which apply to Guarantor; (f) Guarantor was provided an opportunity to review the Loan Documents with its legal counsel; (g) any financial statements of Guarantor furnished to Pathward are true and correct and include all contingent liabilities of Guarantor; (h) since the date of any financial statements furnished to Pathward, no material adverse change has occurred in the financial condition of Guarantor; (i) there are no pending or threatened material court or administrative proceedings or undischarged judgments against Guarantor, and no federal or state tax liens have been filed or threatened against Guarantor; and (j) Guarantor is not in default or claimed default under any agreement for borrowed money.  Guarantor agrees to immediately give Pathward written notice of any material adverse change in its financial condition.

9. Expenses.  Guarantor agrees to pay all expenses (including attorneys' fees) incurred by Pathward in connection with the enforcement of Pathward's rights under the Loan Documents, this Guaranty, and the collection of the Obligations.

10. Transfer of Assets.  Guarantor further agrees that until the Obligations is indefeasibly paid in full in immediately available funds, Guarantor will not, without Pathward's prior written consent: (i) make any voluntary transfer of any of Guarantor's assets which would have the effect of materially diminishing Guarantor's present net worth, or (ii) guaranty the debts or obligations of any other person or entity.

11. Reinstatement.  This Guaranty will continue to be effective or will be automatically reinstated, as the case may be, if at any time payment of all or part of the Obligations is rescinded or must otherwise be restored or returned by Pathward, including in connection with Borrower's bankruptcy or insolvency.

12. Assignability/Binding Effect.  Pathward may, without notice to or the consent of Guarantor, assign this Guaranty as it relates to any or all of the Obligations.  This Guaranty shall inure to the benefit of Pathward and its successors and assigns, including each and every holder or owner of any of the Obligations guaranteed hereby (each an "Assignee").  In the event that there shall be more than one Assignee, this Guaranty shall be deemed a separate contract with each Assignee.  An Assignee shall have the right to enforce this Guaranty against Guarantor, and each reference to Pathward hereunder shall be construed as if it referred to the Assignee.  This Guaranty shall be binding upon Guarantor and any of its estates, heirs, successors and assigns, provided however, that Guarantor may not assign or transfer any of its obligations under this Guaranty, whether by operation of law or otherwise, without the prior written consent of Pathward .

13. Termination.  Notwithstanding anything contained herein to the contrary, the liability of Guarantor will be terminated only in the event that (i) Borrower or Guarantor has indefeasibly paid Pathward the Obligations in full in immediately available funds, and (ii) the Credit Agreement is terminated.

14. Severability.  If any provision of this Guaranty is in conflict with any statute or rule of law or is otherwise unenforceable for any reason, then that provision will be deemed null and void to the extent of the conflict or unenforceability and will be deemed severable, but it will not invalidate any other provision of this Guaranty.

15. Complete Agreement.  This Guaranty is the final, complete and exclusive expression of the agreement between Guarantor and Pathward with respect to the subject matter of this Guaranty.  This Guaranty cannot be modified or amended except in a writing signed by both Guarantor and Pathward.

16. Governing Law; Jurisdiction; Venue. This Guaranty shall be governed by the laws of the State of Michigan, without regard to any conflict of laws provision.  GUARANTOR AGREES THAT ANY ACTION TO ENFORCE BORROWER'S OR GUARANTOR'S OBLIGATIONS TO PATHWARD SHALL BE PROSECUTED EITHER IN THE CIRCUIT COURT OF OAKLAND COUNTY, MICHIGAN OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN (UNLESS PATHWARD, IN ITS SOLE DISCRETION, ELECTS SOME OTHER JURISDICTION), AND GUARANTOR SUBMITS TO THE JURISDICTION OF ANY SUCH COURT SELECTED BY PATHWARD.  GUARANTOR WAIVES ANY AND ALL RIGHTS TO CONTEST THE JURISDICTION AND VENUE OF ANY ACTION BROUGHT IN THIS MATTER AND GUARANTOR MAY BRING ANY ACTION AGAINST PATHWARD ONLY IN THE CIRCUIT COURT FOR THE COUNTY OF OAKLAND OR THE FEDERAL COURT OR THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MICHIGAN.

17. WAIVER OF JURY TRIAL.  GUARANTOR KNOWINGLY AND VOLUNTARILY, AND FOR ITS BENEFIT WAIVES ANY RIGHT TO TRIAL BY JURY IN THE EVENT OF LITIGATION REGARDING THE PERFORMANCE OR ENFORCEMENT OF, OR IN ANY WAY RELATED TO, THIS GUARANTY OR THE OBLIGATIONS. GUARANTOR ACKNOWLEDGES THAT IT HAS HAD THE OPPORTUNITY TO REVIEW THE EFFECT OF THIS PROVISION WITH COUNSEL OF THEIR CHOICE.

18. Notice.  Any notice given pursuant to this Guaranty is effective if sent in writing or facsimile with confirmation of receipt or by certified mail or personal delivery or expedited mail services to the addresses shown above or such other address that may subsequently designated by Guarantor or Pathward.

19. Joint and Several Liability.  The term "Guarantor" shall mean each person executing this Guaranty, each individually and together collectively, and the obligations of Guarantor and any other guarantor executing a guaranty, including in connection with the Loan, will be joint and several.

20. Security.  The performance of Guarantor's obligations under this Guaranty is secured by all assets of Guarantor, wherever located, including all Accounts, Goods, Inventory, Equipment, Chattel Paper, Instruments, Investment Property, specifically identified Commercial Tort Claims, Documents, Deposit Accounts, Letter of Credit Rights, General Intangibles, Contract Rights, customer lists, furniture and fixtures, books and records and supporting obligations for any of the foregoing, and all Proceeds of the foregoing. All capitalized terms used in this Section 20, which are not otherwise defined shall have the meanings assigned to them in the Uniform Commercial Code as adopted in the State of Michigan.

[Signature Page Follows]

Guarantor executes this Guaranty as of the day and year first above written.

SALONA GLOBAL MEDICAL DEVICE CORPORATION, a corporation organized under the laws of British Columbia

By: /s/ Michael Seckler

Name: Michael Seckler

Its: Chief Executive Officer

INSPIRA FINANCIAL COMPANY,

a Washington corporation

By: /s/ Michael Seckler

Name: Michael Seckler

Its: President

MIO-TECH PARENT LLC,

a Delaware limited liability company

By: /s/ Michael Seckler

Name: Michael Seckler

Its: President

SIMBEX PARENT ACQUISITION I CORPORATION,

a Delaware corporation

By: /s/ Michael Seckler

Name: Michael Seckler

Its: President

SIMBEX ACQUISITION I CORPORATION,

a Delaware corporation

By: /s/ Michael Seckler

Name: Michael Seckler

Its: President

DAMAR ACQUISITION COMPANY,

a Delaware corporation

By: /s/ Michael Seckler

Name: Michael Seckler

Its: President

[Signature Page to Guaranty – Biodex]